EXHIBIT 23.1

                       DeGolyer and MacNaughton
                           One Energy Square
                          Dallas, Texas 75206


                            March 18, 2002

EOG Resources, Inc.
333 Clay Street, Suite 4200
Houston, Texas 77002

Gentlemen:

      We hereby consent to the references to our firm and to the opinions delivered to EOG Resources, Inc. (the Company), formerly Enron Oil & Gas Company, regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated February 8, 2000, February 8, 2001, and January 25, 2002, for estimates as of December 31, 1999, December 31, 2000, and December 31, 2001, respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements - Oil and Gas Producing Activities" in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2002 (the Form 8-K filed on February 28, 2002). That section of the Form 8-K filed on February 28, 2002 is in turn incorporated by reference in item 14 of the
Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinions in the Company's previously filed Registration Statement Nos. 33-48358, 33-52201, 33-58103, 33-62005, 333-09919, 333-20841, 333-18511, 333-31715, 333-
44785, 333-69483, 333-46858, 333-62256, 333-63184, and 333-84014.




                         Very truly yours,



                         DeGOLYER and MacNAUGHTON